Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (the “Agreement”) is made and entered into as of January 1, 2016 (the “Effective Date”), by and between:  WARREN RESOURCES, INC., a Maryland corporation (the “Company”), whose address is 1331 17th Street, Suite 720, Denver, CO 80202; and Jeffrey R. Keeler (the “Consultant”), whose address is 125 Liberty Street, Madison, Connecticut 06443.  The Company and the Consultant may be referred to herein individually as a “Party” and collectively as the “Parties”.

The Company wishes to retain the services of the Consultant, and Consultant has agreed to provide the services to the Company, pursuant to the terms hereof:

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

I.  SCOPE OF SERVICES.

The Company hereby retains the Consultant as an independent contractor to perform and conduct the services set forth on Exhibit A on behalf of the Company (the “Services”).

Consultant shall report to the Chief Executive Officer of the Company. Consultant shall submit to the Company once a month a written, signed report of the time spent performing Services in the previous month, itemizing in reasonable detail the dates on which the Services were performed, the number of hours spent on such dates and a brief description of the Services rendered. Together with such report, Consultant shall provide the Company with an invoice and receive payments as set forth under “Compensation, Taxes, Payments and Other Matters” below.

The Consultant agrees to and shall competently and faithfully perform the duties and responsibilities normally associated with an independent consultant, subject to the general direction, oversight and instructions of the Company.  The duties, responsibilities and obligations of the Consultant under this Agreement are personal in nature and may not be transferred or assigned in any manner to any other person or entity.

II.                 TERM.

This Agreement will commence on the Effective Date, and will remain in full force and effect for an initial term of three (3) months, through March 31, 2016 (the “Initial Term”); provided that Consultant may terminate the Agreement upon two (2) weeks advance written notice. After completion of the Initial Term, this Agreement shall continue on a month-to-month basis under the same terms until either Party terminates this Agreement by giving the other Party a minimum of five (5) days advance written notice.

III.  INDEPENDENT CONTRACTOR RELATIONSHIP.

The Consultant shall perform the Services as an independent contractor and not as an officer, agent, employee or representative of the Company.  The Consultant is and shall be an independent contractor available for engagement by others, and nothing in this Agreement shall commit or require the Consultant to work exclusively for the Company, or to the exclusion of other clients or third parties that may request work from or other services of the Consultant.  The Consultant shall serve in an advisory capacity and shall have no right or power to bind the Company to any contracts or agreements with third parties or otherwise without specific written authority from the Company.

IV.  COMPENSATION, EXPENSES, TAXES, PAYMENTS AND OTHER MATTERS.

A.  Fees and Hours.  Consultant shall receive a monthly fee of six-thousand dollars ($6,000) per month (“Monthly Fee”) for an expected twelve (12) hours per week (“Hours”).  Any request to expand the Hours or the Services as set forth under Exhibit A shall be subject to additional fees, to be negotiated in good faith and by mutual written agreement, which may take the form of e-mail confirmation.

B.  Out-of-Pocket Expenses.  The Company shall reimburse the Consultant for any actual, reasonable, documented expenses for materials and travel incurred by the Consultant for the benefit of, and pre-approved in writing by, the Company.  The Consultant agrees to and shall keep and provide to the Company all receipts, invoices and other appropriate records with respect to the reasonable, necessary and actual expenses incurred in the course of providing the Services to the Company.

C.  Taxes and Administrative Expenses.  Except as set forth above, the Consultant shall be solely responsible for its own general, administrative and overhead costs, including but not limited to taxes, fees and other items.  The Consultant shall be solely responsible for paying, and shall fully comply with, all applicable laws, statutes, rules and regulations concerning workers’ compensation insurance; Social Security, Medicare and Medicaid taxes; private and contractual fees, costs and commissions; federal, state and local income, sales, use, excise and gross receipts taxes; hours of labor, wages, and working conditions; and all other employer/employee related matters, including the proper filing and payment of all applicable taxes.

D.  Invoices and Payments.  The Consultant shall submit to the Company an invoice or statement, along with the time report required under “Scope of Services” above, on a monthly basis, or more often as may be required by the Company.  The Monthly Fee for each month of the Term will be payable in advance and due to Consultant no later than the first business day of such month of the Term.

V.  CONFIDENTIALITY.

The Consultant acknowledges and agrees that it is subject to the terms set forth in the Confidentiality Agreement set forth in Exhibit B hereto.

VI.  NON-SOLICITATION.

During the term of this Agreement and for a period of one (1) year after termination hereof, the Consultant shall not individually or through any third person or business, either directly or indirectly, approach, solicit, entice or induce any employees of the Company to leave their positions with the Company in order to be employed or perform services for any third party.

VII.  NEW IDEAS AND CONCEPTS.

The Consultant agrees that the compensation provided for herein has been established, in part, upon the Company’s expectation that the Consultant’s Services and efforts will lead to and generate new ideas, research results, new concepts and developments, and enhancements to the Company’s business and its existing Confidential Information, and will increase the market position and profitability of the Company (the “Work Product”). The Consultant specifically acknowledges and agrees that all Work Product, as well as all property, concepts and ideas owned or claimed by the Company and existing on or prior to the Effective Date of this Agreement (“Pre-existing Company Information”), are and shall be held as the sole property of the Company, and the Consultant acquires no rights of any kind or type therein.

IX.  INDEMNITY.

A.                                    Consultant’s Indemnification.  The Consultant agrees to protect, defend, indemnify and hold the Company and its customers and other contractors and subcontractors, as well as their respective officers, directors, employees, representatives and/or invitees (the “Company Group”), harmless from and against all claims, demands, lawsuits, damages and causes of action of every kind and character without limit and without regard to the cause or causes thereof or the actual or alleged negligence or fault (whether active or passive) of any Party or any third parties, including the sole, joint or concurrent negligence of any member(s) of the Company Group under any theory of strict liability and/or defect of premises (whether or not pre-existing under this Agreement), arising in connection with or under this Agreement in favor of the Consultant and its subcontractors and invitees, or their employees or representatives, on account of bodily injury, death or damage to property.

B.                                    Company’s Indemnification.  The Company agrees to protect, defend, indemnify and hold the Consultant and its subcontractors, as well as their respective officers, directors, employees, representatives and/or invitees (the “Consultant Group”), harmless from and against all claims, demands, lawsuits, damages and causes of action of every kind and character without limit and without regard to the cause or causes thereof or the actual or alleged negligence or fault (whether active or passive) of any party or any third parties, including the sole, joint or concurrent negligence of any member(s) of the Consultant Group under any theory of strict liability and/or defect of premises (whether or not pre-existing under this Agreement), arising in connection with or under this Agreement in favor of the Company and its customers and other contractors, or their respective employees, representatives or invitees, on account of bodily injury, death or damage to property.

X.  NOTICES.   All notices required or permitted to be given hereunder shall be in writing and delivered to the Parties at the addresses set forth below.  Any such notices shall be deemed effective upon receipt when hand-delivered, telefaxed or delivered by courier or sent via registered United States mail with postage thereon prepaid.  The Parties may designate a different or other address from time to time in the same manner.

Consultant: JEFFREY R. KEELER Attention: Jeffrey R. Keeler 125 Liberty Street Madison, CT 06443 jeff.keeler@comcast.net Phone: 203-464-1541	Company: WARREN RESOURCES, INC. 1331 17th Street, Suite 720 Denver, CO 80202 Attention: Chief Executive Officer jawatt@warrenresources.com Phone: (713) 960-5064

XII.  GENERAL PROVISIONS.

A.                                    Governing Law and Venue.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to any principles of conflicts of laws which would require the application of the substantive laws of another jurisdiction.  In the event of a dispute concerning the meaning or application of this Agreement, then this Agreement shall be construed fairly and reasonably and neither more strongly for nor against either Party.

B.                                    Entire Agreement.  This Agreement applies to all work and Services performed or to be performed by the Consultant for the Company.  This Agreement constitutes the entire understanding of the Parties, and there are no further or other agreements or understandings, written or oral, in effect between the Parties.  The making, execution and delivery of this Agreement by the Consultant and the Company has been induced by no promises, representations, statements or warranties other than those expressed herein.

C.                                    Representations and Warranties of the Parties.  Each Party represents and warrants that it has the requisite authority to enter into this Agreement and perform the terms, conditions and provisions hereof.  Each of the undersigned signatories has the actual, express authority to execute this Agreement on behalf of the Parties, and to bind the Parties to the terms hereof.

D.                                    Survival of Terms.  Notwithstanding the suspension or termination of this Agreement, the Parties shall continue to be bound by the provisions of this Agreement that require some action or forbearance after such termination, including but not limited to those related to confidentiality, indemnity, warranty and insurance.

E.                                    Modifications, Amendments and Waivers.  This Agreement may be amended, modified or otherwise altered, or its provisions waived, only by an amendment in writing signed by an authorized representative of each Party.  The waiver of any requirement or provision in this Agreement on any particular occasion or at any particular time shall not be deemed a waiver of such requirement or provision, or serve as a precedent, on other occasions or at other times.

F.                                     Enforceability of Agreement.  If any part or provision of this Agreement is judicially or by arbitration declared invalid, then such declaration shall not have the effect of invalidating or voiding the remainder of this Agreement.  The Parties agree that the part or provision of this Agreement held to be invalid, void or unenforceable shall be modified to the extent necessary or required in order to make this Agreement enforceable; or if necessary, this Agreement shall be deemed to be amended to delete the unenforceable part or provision, and the remainder shall have the same force and effect as if such part or provision had never been included.

G.                                   Headings.  The headings, captions and other subdivisions of this Agreement have been inserted for convenience or reference only and shall not limit or affect the legal construction of any provision hereof.

H.                                   Further Assurances.  The Parties agree to and shall take any and all actions and steps, and prepare, execute and acknowledge any and all applicable instruments, documents and agreements, in order to fully effectuate the intent of the Parties and this Agreement and otherwise comply with the terms, conditions and provisions contained herein.

I.                                        Counterparts.  This Agreement may be executed in one or more or multiple counterparts; each of which shall be considered an original instrument, and all of which shall be considered one and the same original instrument and agreement.  The Company is hereby authorized to assemble all separate counterparts into one original document.

[Signature Page Follows]

DATED, EXECUTED and EFFECTIVE as of the Effective Date set forth above.

CONSULTANT:		COMPANY:

JEFFREY R. KEELER		WARREN RESOURCES, INC.,
a Maryland corporation

By:	/s/ Jeffrey R. Keeler	By:	/s/ James A. Watt
	Name: Jeffrey R. Keeler		Name: James A. Watt
Title: President and CEO